<PRE>
CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the caption "Accountants and Financial Statements" in Post-Effective Amendment No. I under the Securities Act of 1933 and Post-Effective Amendment No. 2 under the Investment Company Act of 1940 to the Registration Statement (Form N-4 No. 811-09859) and the related Prospectus and Statement of Additional Information of Separate Account VA-8 of Transamerica Life Insurance and Annuity Company and to the use of our report dated March 31. 2000 with respect to the statutory-basis financial statements of Transamerica Life Insurance and Annuity Company included in the Statement of Additional Information.

/s/Ernst & Young LLP

Los Angeles, California
September 27, 2000
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